Exhibit 99.1

NEWS RELEASE

Contacts:
Ms. Bobbi J. Roberts Vice President, Investor Relations 804.967.7879 InvestorRelations@saxonmtg.com

Ms. Katie Soule Investor Relations Analyst 804.967.5809 InvestorRelations@saxonmtg.com

For Immediate Release

        Saxon Capital, Inc. Announces the Election of Louis C. Fornetti to its Board of Directors

GLEN ALLEN, VA. (March 23, 2005) – Saxon Capital, Inc. (“Saxon” or the “Company”) (NYSE: SAX), a residential mortgage lending and servicing real estate investment trust (REIT), today announced the election of Louis C. Fornetti to its Board of Directors.

From September 2003 to December 2004, Mr. Fornetti served on the Board of Directors for American Medical Security Group, as a member of its Audit and Investment Committees. From 1995 to 1997, Mr. Fornetti held several positions, including Chief Financial Officer, for RBC Dain Rauscher (formerly Interra Financial, Inc.), a regional brokerage firm. From 1985 to 1995 Mr. Fornetti was employed with American Express Financial Advisors, and served as Chief Financial Officer from 1992 to 1995.

Mr. Fornetti received his Bachelors degree from Northern Michigan University in 1972, and received his Certified Public Accountant certificate in 1974 for the State of Minnesota.

“We are very pleased to welcome Mr. Fornetti to Saxon’s Board of Directors. Lou’s extensive background and training in corporate finance will be a great addition to the Board,” said Richard Kraemer, Chairman of Saxon.

Mr. Fornetti will serve as a member of the Compensation and Governance and Nominating Committees. In addition, Mr. Fornetti will serve on the Audit Committee, and has been found by the Board of Directors to satisfy the qualifications necessary for designation as a financial expert. As a result, Saxon’s Audit Committee now includes two designated financial experts.

About Saxon

Saxon is a residential mortgage lender and servicer that manages a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of brokers, correspondents, and retail branches. As of December 31, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $20.2 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements

Statements in this news release reflecting our future, plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect our future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from our plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of March 23, 2005. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.